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                         SUMMARY OF TERMS

     The following is a summary of the principal terms of the proposed series of transactions whereby Grand Central Silver Mines, Inc. (the "Company") will acquire a controlling interest in each of Eco-Resources International, Inc. ("ECOI") and San Miguel Mining Corporation ("San Miguel"), in each case, in exchange for shares of the common stock, par value $0.01 per share, (the "Common Stock") of the Company. This summary is intended to set forth only the present intentions of the parties and is not intended to create any binding obligations on the parties hereto until, and unless, a definitive agreement(s) has been executed and delivered by the parties hereto. All of the transactions set forth herein shall be subject to the prior approval of each parties' board of directors and shareholders.

Acquisition of
ECOI On a date (the "Closing Date") that is not later than thirty days after the date hereof, the Company will exchange 3,500,000 shares of Common Stock for 3,500,000 shares of the common stock, par value $0.001 of ECOI; provided that, as of the Closing Date, ECOI (I) shall have good and marketable title to each of the mineral properties described on Schedule I hereto, and (ii) shall have secured for the Company from a third part a firm commitment financing (the "Financing") in the minimum amount of $30 million.

               To the extend the exchange shares of the common stock of ECOI are freely trading shares on the Closing Date, the shares of common stock for which they are exchanged shall also be freely trading shares.

Acquisition of
San Miguel     Also on the Closing Date, the Company will
               exchange 12,500,000 shares of common stock for 12,500,000 shares of the common stock, par value
               $0.01 of San Miguel; provided that, as of the Closing Date, San Miguel shall have acquired a 50% equity interest in Cia. Minera Metallurgica San
               Miguel, S.A. de C.V. ("Minera").

Use of
Proceeds The parties agree to cause the Company to sue the proceeds of the Financing (i) up to $20,000,000 to fund the development and exploitation of Minera's existing mineral properties, and (ii) the balance, to fund the development of future mineral properties, to pay the expense (including, without limitation, all legal, advisory and consulting

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               fees and underwriting discounts and commissions,
               if any) incurred by the parties in connection with the transactions contemplated hereby, and for working capital.

Director The Board of Directors of the Company shall be expended form six to ten members. The current board of directors of the Company shall cause two nominees of ECOI and two nominees of San Miguel to be elected as directors.

Voting Rights  The approval of each of ECOI and San Miguel, which approval shall not be unreasonably withheld, shall be required (as long as it respective shares of common stock are restricted) to:

               (i) Authorize the merger, consolidation, or the sale, lease or other disposition of all or substantially all of the assets of the Company;
               (ii) Declare or pay any dividend or distribution
                    on any share capital;
              (iii) Make any financial commitment that could
                    result in a liability greater than $500,000;
               (iv) Enter into any material joint venture, joint
                    marketing or joint development agreement; and
               (v) Make any changes to any existing share option plan, or make any grants of share options or any other forms of equity or incentive compensation.

Registration
Rights Each of ECOI and San Miguel may require the Company to effect up to one (1) registration on Form S-1 under the Securities Act of 1933 (the "Securities Act") and up to five registration on Form S-3, if such form shall be available for use by the Company.

               Each of ECOI and San Miguel shall have rights to two (2) piggyback registrations of the Company's securities, prior to and/or concurrently with the registration of securities of the Company, subject to customary underwriter cut-backs.

Standstill     With the signing of this term sheet, the Company
               (including all officers, directors and other
               agents) agree to stop all discussions and to enter
               into any new discussions with any and all other
               potential investors for the period from signing of
               this term sheet to September 20, 1998.  The
               Company will immediately disclose to each of ECOI
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               and San Miguel any inquiries for financing made to
               the Company. Notwithstanding the foregoing, nothing herein shall restrict the Company from completing the private placement of 900,000 shares of Common Stock or the private placement of $2,500,000 of its convertible debentures.

Expenses The Company will reimburse each of ECOI and San Miguel for its respective out-of-pocket expenses associated with due diligence and negotiating a definitive agreement(s) and the transactions contemplated hereby (including, without limitation all attorneys', advisors' and consultants' fees and underwriting discounts and commissions). Such reimbursement of expenses will be made from the proceeds of the private placement of the Company's convertible debentures. If no closing of such private placement occurs, the Company will be responsible for any expenses.

Confidentiality
               Except as required by law, no party hereto shall at any time divulge to any person (other than Company's officers, directors or other agents) that negotiations are taking place between the parties or any other information relating to this Summary of Terms without the prior written consent of the other parties.

Other Other terms and conditions customary to venture capital financing will apply. It is contemplated that the closing of acquisition of ECOI and the closing of the acquisition of And Miguel will occur simultaneously, and the parties understand that neither ECOI nor San Miguel shall be obligated to consummate an acquisition unless both acquisitions are consummated.

Subject to     This is not a definitive offer and is not binding,
               except for the obligations under the paragraphs titled "Standstill," "Expenses" and
               "Confidentiality" which the parties intend to be binding, and is subject to:

               (i) Successful conclusion of due diligence by the parties.
               (ii) Negotiation of a definitive agreement and
                    documentation;
              (iii) Appropriate representations and warranties
                    and covenants by the Company; and
               (iv) Approval of each parties' Board of Directors
                    and shareholders

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Signed and agreed as of this 20th day of March, 1998 by:

                              GRAND CENTRAL SILVER MINES, INC.

                              BY:  /s/ John P. Ryan
                                   Title: President